Exhibit 97.1

ELEVRA LITHIUM LIMITED
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

Policy

It is the policy of Elevra Lithium Limited, a company incorporated under the laws of Queensland, Australia (Company), that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws (including any required accounting restatement to correct an error in previously issued financial statements (a) that is material to the previously issued financial statements, or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (Restatement), the Company will recover (on a reasonably prompt basis) Erroneously Awarded Compensation.

Administration

This Policy shall be administered by the Nomination and Remuneration Committee (Committee) of the Company’s Board of Directors and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (Exchange Act), and implemented by Rule 10D-1 thereunder adopted by the Securities Exchange Commission (Commission) and (b) Rule 5608 of the Nasdaq Stock Market LLC Rules. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

Definitions

For purposes of this Policy:

Compensation Eligible for Recovery means Incentive-Based Compensation received by an individual:

a.	after beginning service as an Executive Officer,

b.
who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation (regardless of whether such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company),

c.	while the Company had a class of securities listed on a national securities exchange or a national securities association, and

d.	during the applicable Recovery Period.

Erroneously Awarded Compensation means the Compensation Eligible for Recovery less the amount of such compensation as it would have been determined based on the restated amounts, computed without regard to any taxes paid.

Executive Officer means the Company’s principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration or finance) and any other officer who performs a significant policy-making function, and any other person who performs similar policy-making functions for the Company. For purposes of this policy, Executive Officers would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b).

A financial reporting measure is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure. Share price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

Incentive-Based Compensation means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure.

Incentive-Based Compensation is deemed to be Received in the financial period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recovery Period means the three completed financial years immediately preceding the Restatement Date and any transition period (the results from a change in the Company’s fiscal year) of less than nine months, that is within or immediately following such three financial years.

Restatement Date means the earlier of:

a.
the date the Company’s Board of Directors, a committee of the Company’s Board of Directors, or the officer or officers of the Company authorised to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or

b.	the date a court, regulator, or other legally authorised body directs the Company to prepare a Restatement.

Recovery of Erroneously Awarded Compensation

For purposes of calculating Erroneously Awarded Compensation, Incentive-Based Compensation based on share price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, shall be based on a reasonable estimate of the effect of the Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was received. The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Nasdaq Stock Market LLC (NASDAQ).

If the Committee determines that an individual has received Erroneously Awarded Compensation, the Company shall demand recovery and recover such Erroneously Awarded Compensation in compliance with this Policy except to the extent that (a) the Committee determines that recovery of the Erroneously Awarded Compensation would be duplicative of compensation recovered by the Company from the individual pursuant to Section 304 of the Sarbanes-Oxley Act or pursuant to other recovery obligations (in which case, the amount of Erroneously Awarded Compensation shall be appropriately reduced to avoid such duplication), or (b) the Committee, or, in the absence of such committee or if the Committee is not composed entirely of independent directors, a majority of the independent directors serving on the Company’s Board of Directors, determines that recovery would be impracticable, and one of the following conditions applies:

i.
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.  Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NASDAQ;

ii.
recovery would violate home country law where that law was adopted prior to November 28, 2022.  Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NASDAQ, that recovery would result in such a violation, and must provide such opinion to NASDAQ; or

iii.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company is authorised to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Executive Officers.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy.

The Company shall not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of applicable securities laws, including the disclosure required by the applicable Commission filings.

This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective Date; Amendment and Interpretation

This Policy has been approved by the Board of Directors of the Company and shall be effective as of the first date that the Company has a class of securities listed on a national securities exchange or a national securities association.

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary or advisable to reflect the regulations adopted by the Commission and to comply with any rules or standards adopted by NASDAQ.  The Committee may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Committee determines to be necessary or appropriate. The Committee shall interpret and construe this Policy and make all determinations necessary or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 thereunder and Rule 5608 of the Nasdaq Stock Market LLC Rules and any other applicable rules adopted by the Commission.